Exhibit 23.6

[Letterhead of Associés en Finance]

CONSENT OF ASSOCIÉS EN FINANCE, JACQUILLAT ET DÉTROYAT ASSOCIÉS

November 6, 2015

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Nokia Corporation on Form F-4 (Registration No. 333-206365) (as may be amended from time to time, the “Registration Statement”) and in the exchange offer/prospectus relating to the proposed exchange offer by Nokia Corporation for all outstanding shares, American depositary shares and OCEANEs of Alcatel Lucent S.A., which is part of the Registration Statement, of our opinion dated October 28, 2015, and to the description of such opinion and to the references to our name contained therein under the heading “The Transaction—Reasons for the Alcatel Lucent Board of Directors’ Approval of the Transaction” and “The Transaction—Report of the Independent Financial Expert”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

ASSOCIÉS EN FINANCE, JACQUILLAT ET DÉTROYAT ASSOCIÉS

By:	/s/ Arnaud Jacquillat
Name:	Arnaud Jacquillat
Title:	Managing Director